Exhibit 10.1

INFORMATION SERVICES GROUP, INC.

Amendment No. 2 to the
Employment Agreement for Michael P. Connors

This Amendment No. 2 (this “Amendment”) to the Employment Agreement by and between Information Services Group, Inc., a Delaware corporation (the “Company”), and Michael P. Connors (“Executive”) is effective as of December 13, 2016.  Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement (as defined below).

W I T N E S S E T H

WHEREAS, Executive and the Company previously entered into that certain Employment Agreement, dated as of December 16, 2011 (as amended, the “Employment Agreement”);

WHEREAS, Executive and the Company previously entered into that certain Amendment No. 1, dated December 10, 2013 (the “First Extension”)

WHEREAS, the Company and Executive desire to extend the Term of the Employment Agreement until December 31, 2021 (the “Second Extension”);

WHEREAS, in consideration for the Second Extension, the Compensation Committee of the Board of Directors of the Company will (i) grant to Executive on June 1, 2017 $500,000 face value of restricted stock units, which will vest in three equal annual installments on each of the first three anniversaries of the grant date pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan; (ii) pay a cash payment of $300,000 on December 31, 2017 provided the executive is employed by ISG on that date and ISG meets or exceeds certain cost synergy targets by December 31, 2017, and (iii) make Executive eligible to earn an annual bonus with a target amount equal to 150% of his base salary, which was previously 100%, but is still subject to a maximum bonus opportunity equal to 200% of his base salary.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the Company and Executive each hereby acknowledge, the Company and Executive hereby agree as follows:

1.                                      Amendment.

The date “December 31, 2017” in Section 2 of the Employment Agreement is hereby deleted and replaced with “December 31, 2021.”

The proviso in Section 4(b) of the Employment Agreement is hereby deleted and replaced with “provided, however, that the target annual incentive opportunity shall be not less than 150% of Base Salary (the “Target Bonus”), with a maximum annual incentive opportunity equal to not less than 200% of Base Salary earnable for performance at a pre-specified level substantially higher than the designated target performance level.”

2.                                      Miscellaneous.

(a)           Effect of Amendment.  As expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Employment Agreement shall remain in full force and effect in accordance with their respective terms.

(b)           Governing Law.  THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

(c)           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)           Due Authority and Execution.  The execution, delivery and performance of this Amendment have been duly authorized by the Company and this Amendment represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Amendment as the date first written above.

INFORMATION SERVICES GROUP, INC.:

By:	/s/ R. James Cravens
Name: R. James Cravens
Title: Executive Vice President and Chief Human Resources and Communications Officer

EXECUTIVE:

/s/ Michael P. Connors
Name: Michael P. Connors
Title: Chairman and Chief Executive Officer